Exhibit 4.1

DATE OF ISSUE	CERTIFICATE NUMBER	RUN/TFR. NO.	REGISTER	NUMBER OF SHARE(S)

Trip.com Group™

携程集团

Trip.com Group Limited

攜程集團有限公司

(incorporated in the Cayman Islands with limited liability)

SHARE CERTIFICATE
HONG KONG SHARE REGISTER

THIS IS TO CERTIFY THAT THE UNDERMENTIONED PERSON(S) IS/ARE THE REGISTERED HOLDER(S) OF FULLY PAID ORDINARY SHARE(S) OF NOMINAL VALUE US$0.00125 PER SHARE IN THE SHARE CAPITAL OF TRIP.COM GROUP LIMITED (THE "COMPANY") AS DETAILED BELOW SUBJECT TO THE MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY.

CODE:

NUMBER OF SHARE(S):

SPECIMEN

GIVEN UNDER THE SECURITIES SEAL OF THE COMPANY ON THE DATE OF ISSUE STATED ABOVE.

DIRECTOR

NO TRANSFER OF THE WHOLE OR ANY PORTION OF THE ABOVE SHARE(S) CAN BE REGISTERED UNLESS ACCOMPANIED BY THIS SHARE CERTIFICATE.

HONG KONG SHARE REGISTRAR: COMPUTERSHARE HONG KONG INVESTOR SERVICES LIMITED, SHOPS 1712-1716, 17TH FLOOR, HOPEWELL CENTRE, 183 QUEEN'S ROAD EAST, WANCHAI, HONG KONG.

Computershare